Exhibit h.(v).c

FOURTH AMENDMENT TO THE
SECURITIES LENDING AUTHORIZATION AGREEMENT
BETWEEN

LATTICE STRATEGIES TRUST,

HARTFORD FUNDS EXCHANGE-TRADED TRUST,
EACH ON BEHALF OF EACH OF ITS SERIES AS LISTED ON SCHEDULE B
AND
STATE STREET BANK AND TRUST COMPANY

This Fourth Amendment (this “Amendment”) dated as of July 16, 2018 is by and among LATTICE STRATEGIES TRUST and HARTFORD FUNDS EXCHANGE-TRADED TRUST, each a registered management investment company (each a “Trust,” collectively, the “Trusts”), acting on behalf of each of its funds as listed on Schedule B to the Agreement (each a “Fund,” and collectively, the “Funds”), severally and not jointly, and STATE STREET BANK AND TRUST COMPANY acting either directly or through any State Street Affiliate (collectively, “State Street”).

Reference is made to the Securities Lending Authorization Agreement, dated January 26, 2015 between Lattice Strategies Trust, Hartford Funds Exchange-Traded Trust and State Street, as in effect immediately prior to the date of this Amendment (the “Agreement”).

This Amendment shall be deemed for all purposes to constitute a separate and discrete agreement between State Street and each Fund as it may be amended by the parties and no Fund shall be responsible or liable for any of the obligations of any other Fund under the Agreement or otherwise, notwithstanding anything to the contrary contained therein or herein.

WHEREAS, the parties to the Agreement desire to amend the Agreement as set forth below.

NOW, THEREFORE, for value received, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties mutually agree to amend the Agreement as set forth below:

1.     Definitions. All capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Agreement.

2.     Amendment.

a.     The introduction to the Agreement is amended to identify Lattice Strategies Trust as a registered management investment company organized and existing under the laws of the State of Delaware.

b.     Schedule A to the Agreement is hereby amended by deleting it in its entirety and replacing it with the revised Schedule A attached to this Amendment.

c.     Schedule B to the Agreement is hereby amended by deleting it in its entirety and replacing it with the revised Schedule B attached to this Amendment.

3.     Representations and Warranties. Each party hereto represents and warrants that (a) it has the legal right, power and authority to execute and deliver this Amendment, to enter into the transactions contemplated hereby, and to perform its obligations hereunder; (b) it has taken all necessary action to authorize such execution, delivery and performance; and (c) this Amendment constitutes a legal, valid and binding obligation enforceable against it.

4.     Governing Law; Miscellaneous. This Amendment shall be governed and construed in accordance with the governing law of the Agreement. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts, together, constitute only one (1) instrument.

5.     Effective Date: This Amendment shall be effective as of the date first written above.

IN WITNESS WHEREOF, each of the parties has caused their duly authorized officer(s) to execute this Fourth Amendment.

LATTICE STRATEGIES TRUST,
on behalf of each of its funds as listed on Schedule B,
severally and not jointly

By:	/s/ Laura S. Quade
Name:	Laura S. Quade
Title:	Vice President

Hartford Funds Exchange-Traded Trust
on behalf of each of its funds as listed on Schedule B,
severally and not jointly

By:	Laura S. Quade
Name:	Laura S. Quade
Title:	Vice President

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Francesco Squillacioti
Name:	Francesco Squillacioti
Title:	Senior Managing Director